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                                                                   EXHIBIT 10.34

May 23, 2001

Mr. William T. Sullivan
53 Presidential Drive
Southborough, MA 01772

         Re:      Separation Letter Agreement

Dear Bill:

         The purposes of this letter agreement (the "Agreement") are to confirm the terms regarding your separation of employment from Sight Resource Corporation (the "Company") and to resolve disputes between you and the Company in order to avoid the uncertainties and substantial expenditures of resources that would likely result from the litigation of such disputes. As set forth in this Agreement, the Company desires to provide you with certain separation pay and benefits under the terms specified below in exchange for your agreement to settle fully and finally all disputes between you and the Company and certain other agreements by you which are reflected below. By executing this Agreement, you acknowledge that the covenants that you enter into by entering into this Agreement are made in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. As noted below, this Agreement shall take effect on the eighth day following the Company's receipt of a signed, original Agreement from you (the "Effective Date").

         1. Separation of Employment. Your employment with the Company will be deemed to have terminated on May 23, 2001 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority to bind the Company and shall not represent yourself as an employee or agent of the Company for any purpose at any time.

         2. Separation Pay and Benefits. In exchange for the mutual covenants set forth in this Agreement, the Company agrees to:

         (a) pay you (or your estate, in the event of your death) TWO HUNDRED NINETEEN THOUSAND TWO HUNDRED DOLLARS and TWENTY-EIGHT CENTS ($219,200.28), less customary and required local, state, and federal taxes and other employment-related deductions, in fifty-two equal installments on a bi-weekly basis over the course of the two (2) year period following the eighth day after the Effective Date (the "Separation Pay");

         (b) reimburse you or pay vendors directly for up to FIFTEEN THOUSAND DOLLARS ($15,000) in bona fide relocation costs incurred, upon submission of appropriate invoices, following the eighth day after the Effective Date;

         (c) pay you (or your estate, in the event of your death) NINE HUNDRED FIFTY DOLLARS ($950) per month commencing on the eighth day after the Effective Date and continuing for the subsequent twenty-four (24) months in lieu of other benefits; provided, however, that if you accept full time employment during such twenty-four (24) month period, the Company shall cease making such payments as of the date on which you commence full time employment (which date you agree

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to report to the Company as soon as it is determined). In addition, you may, upon timely completion of the forms required by Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), continue, at your sole expense, your health insurance coverage to the extent permitted by COBRA. The "qualifying event" will be deemed to occur on the Separation Date.

         You acknowledge and agree that the Separation Pay and Benefits provided above shall not constitute a severance plan and shall confer no benefit on anyone other than you and the Company. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company.

         3. Company Property; Confidentiality; Prohibited Competition; Non-Disparagement; Intellectual Property; Future Cooperation; Material Breach. You expressly agree to and acknowledge the following:

         (a) You acknowledge and agree that you have returned all Company documents and computer files (and any copies thereof) and property (including, without limitation, keys, pagers, laptop computers, credit cards, phone cards, and cellular phones);

         (b) You acknowledge and agree that the Company has developed, uses and maintains trade secrets and other confidential and proprietary information. As used in this Agreement, the phrase, "Confidential Information," means that secret proprietary information of the Company of whatever kind or nature pertaining to any aspect of the Company's business disclosed to or known by you as a consequence of or through your employment with the Company. Such proprietary information includes, but is not limited to, information relating to the Company's Inventions,1/ processes, plans, products, sources of supply and material, operating and other cost data, lists of present, past or prospective customers, customer proposals, price lists and data relating to pricing of the Company's products or services, training materials, product information, personnel information relating to Company employees, operating procedures, marketing information, profit and loss information, product costs, profit margins, product development and selling strategies, supplier information, and customer information, any of which information is not generally known to the public or to actual or potential competitors and with respect to which the Company has taken and shall continue to take all reasonable measures to protect.

         You acknowledge that during your employment with the Company you had direct access to and knowledge of the Confidential Information. You covenant and agree that all such Confidential Information is and shall remain the sole property of the Company and that you will hold in strictest confidence, and will not disclose to any business, firm, entity or person, either directly or indirectly,

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1/ As used in this Agreement, the term, "Inventions," means copyrighted materials, designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, developments, improvements, ideas, expressions of ideas, and "know-how" (whether or not patentable or protectable by copyright), including all rights to obtain, register, perfect and enforce these proprietary interests.

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any of the Confidential Information, unless expressly authorized by the Company in writing or otherwise required by law. You also acknowledge that you have returned any copies of any Confidential Information except to the extent authorized by the Company or otherwise required by law.

         (c) You agree and covenant that, with respect to the business of the Company, for a period of one (1) year beginning on the Effective Date, you shall not, without the prior written consent of the Company, for yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the business of the Company; provided, however, that nothing contained herein shall preclude you from purchasing or owning stock in any such business if such stock is publicly traded, and provided that your holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business.

         (d) You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, developments, apparatus, techniques, methods, and formulae (all of the foregoing being hereinafter referred to as "the inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which were conceived or developed during your employment with the Company, whether during or out of regular business hours, and whether at the request, or upon the suggestion of the Company, or otherwise, are the sole and exclusive property of the Company, and that you shall not publish any of the inventions without the prior consent of the Company. You acknowledge that you have assigned to the Company all of your right, title and interest in and to all of the foregoing.

         You agree that you will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

         (e) You acknowledge and agree that, at all times following your separation from the Company, you will not make any statement that is professionally or personally disparaging about, or adverse to, the interests of the Company, any of its officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, finances, financial condition, capabilities or other aspect of the business of the Company or any of its officers, directors, shareholders or employees. You further agree that at all times following your separation from the Company, you will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Company or any of its officers, director, shareholders or employees.

         (f) You agree that you shall cooperate fully with the Company in the future regarding any matters in which you were involved during the course of your employment, and in the defense

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or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with Company officials regarding personnel or commercial matters in which you have been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly (within 48 hours) notify the then-current Chief Executive Officer of the Company. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

         (g) You acknowledge and agree that (i) the provisions of this Section 3 are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; and (ii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

4. Equity. The parties to this Agreement acknowledge and agree that you and the Company executed a Non-Qualified Stock Option Agreement dated May 23, 2001 (the "Option Agreement"), a copy of which is attached hereto as Exhibit A. The Company hereby agrees that, as of the Effective Date, one hundred thousand (100,000) options to purchase shares of the Company's common stock shall become exercisable by you at a purchase price of fifty cents ($0.50) per share within the four (4) year period beginning on the Effective Date, subject to the terms of the Option Agreement and the Option Plan incorporated by reference therein. You further agree that you shall not have any right to exercise any stock options in the Company beyond the number of shares or on the terms recited in the Option Agreement and you specifically disavow any rights to any equity in the Company other than those granted through the Option Agreement. Your commission of any material breach of this Agreement shall result in the termination of the option provided by the Option Agreement.

         5. Release of Claims. You agree and acknowledge that by signing this Agreement and accepting the Separation Pay and Benefits to be provided pursuant to Section 2, and other good and valuable consideration provided for in this Agreement, you are settling fully and finally all disputes between you and the Company and waiving your right to assert any form of legal claim against the Company2/ of any kind whatsoever from the beginning of time through the Effective Date. Your

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2/ For purposes of this Section, the phrase, "the Company," refers to Sight
Resource Corporation, its divisions, affiliates, subsidiaries and related entities, and its and their respective officers, directors, employees, agents, representatives, successors and assigns.


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waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, through the Effective Date of this Agreement.

         Without limiting the foregoing general waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

         (a) Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, and any similar statute;

         (b) Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, COBRA and any similar statute;

         (c) Claims under any local, state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

         (d) Claims under any local, state or federal securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any Massachusetts, Delaware or other state or local securities statutes and regulations; and

         (e)      Any other Claim arising under local, state or federal law.

         Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement.

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         Because you are more than forty (40) years of age, you have specific rights under the Older Workers Benefits Protection Act ("OWBPA"), which prohibits discrimination on the basis of age, and that the releases set forth in this Section 5 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

         It is the Company's desire and intent to make certain that you fully understand the provisions and effects of this letter. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days (until May 23, 2001) in which to consider and accept the terms of this Agreement by signing below and returning it to Carene Kunkler at eyeshop.com, inc., 3100 Hawkslanding Drive, Cincinnati, OH 45244, or such other person as the Company may designate by written notice to you. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a written notice of rescission to Carene Kunkler at the address designated above. To be effective, such rescission must be in writing and must be hand-delivered or post-marked within the seven (7) day period and sent by certified mail, return receipt requested to the person and address designated herein.

         6. Entire Agreement/Choice of Law/Severability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. You acknowledge that a substantial portion of the Company's business is based out of and directed from the Commonwealth of Massachusetts. You also acknowledge that during the course of your employment with the Company you have had substantial contacts with Massachusetts. This Agreement shall be deemed to have been made under seal in Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by the internal law of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction and that venue shall lie exclusively in Massachusetts. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. In signing this Agreement, you give the Company assurance that you have read and understood all of its terms; that you have had a full and reasonable opportunity to consider its terms and to consult with any person of your choosing and that you have signed this Agreement knowingly and voluntarily.

         7.       Miscellaneous.

         (a) You acknowledge and agree that all information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to

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be bound by these confidentiality obligations), business entity or government agency (except as required by law).

         (b) The Company agrees to pay Elaine Azevedo TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500), less customary and required local, state, and federal taxes and other employment-related deductions in exchange for Ms. Azevedo's commitment to remain employed by the Company and use best efforts to perform such duties as are reasonably assigned to her until such time as the Company conducts an evaluation of its staffing needs following the closing of the anticipated purchase agreement and merger agreement. The Company further agrees to provide Ms. Azevedo a reasonable amount of paid leave to pursue other employment at mutually agreeable times and written confirmation of the contents of this Section 7(b), which shall be contingent on a written covenant by Ms. Azevedo to refrain from disclosing the arrangement to anyone other than her immediate family, attorney or financial advisor (who shall be required to honor such confidentiality covenant).

         (c) No amendment, waiver or revocation of this Agreement of any kind shall be effective unless supported by a written instrument executed by you and an authorized officer of the Company. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company's right to seek enforcement of such provision in the future.

         (d) By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

         (e) You acknowledge that nothing contained herein shall be construed or considered to be an admission by the Company of any wrongdoing.

                  (remainder of page intentionally left blank)


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         (f) The parties agree that the last act necessary to render this
Agreement effective is for the Company to sign the Agreement and that this Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

         If the foregoing accurately sets forth your understanding, please sign, date and return the enclosed copy of this Agreement by facsimile and overnight mail to Carene Kunkler, as soon as possible, but no later than 5:00 p.m. on May 23, 2001. This letter shall take effect as a legally binding Agreement between you and the Company on the basis set forth above eight (8) days after the Company receives a signed original from you. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                              Very truly yours,

                                              SIGHT RESOURCE CORPORATION


                                              By: /s/ Carene Kunkler
                                                 -------------------------------
                                                 Carene Kunkler, President and
                                                   Chief Executive Officer

Confirmed and Agreed:

/s/ William T. Sullivan
-----------------------------
William T. Sullivan

Dated:  May 23, 2001



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